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                                                                   EXHIBIT 10.21

               CONFIDENTIAL TERM SHEET FOR STRATEGIC RELATIONSHIP

                                     BETWEEN

                       GLOBAL MEDIA CORP. ("GLOBAL MEDIA")

                                       AND

                        STANDARD RADIO INC. ("STANDARD")

This Term Sheet is entered into between Global Media and Standard as of October 8, 1999 (the "Effective Date") and summarizes the principal terms with respect to a strategic relationship between Global Media and Standard (the "Strategic Relationship"):

TOTAL
INVESTMENT:       U.S. $2 million (the "Investment")

SHARES: 338,983 shares (the "Shares") of Global Media's newly issued common stock, par value U.S. $0.001 per share ("Common Stock"). The Shares will be unregistered, restricted stock bearing a restrictive legend. Global Media will grant piggyback registration rights to Standard with regard to the Shares, for the shorter of three years after the Effective Date or the expiration of the applicable holding period under Rule 144 of the Securities Act of 1933.

PRICE PER SHARE:  U.S. $5.90

CLOSING: The signing of definitive documents and closing of the Investment and the other transactions provided for in this Term Sheet (the "Closing") will be effective as of the close of business on the Effective Date, and the Closing will take place by no later than October 22, 1999, subject to extension by mutual agreement (the "Closing Date"). Global Media will provide such definitive documents by October 15, 1999.

BOARD
REPRESENTATION:   Global Media will appoint Gary Slaight, Standard's president, subject to closing of the Investment, to fill a vacant position on Global Media's board of directors for a term beginning as of the day after the Effective Date. For the shorter of three years after the Effective Date or as long as Standard owns at least 25% of the Shares, Global Media will nominate Slaight (or another mutually-acceptable designee of Standard) for election to Global Media's board of directors. Upon Slaight initially accepting a position on Global Media's board of directors, Global Media will award
                  Slaight options to purchase 125,000 shares of Global Media's
                  Common Stock, pursuant to Global Media's 1999 Stock Option
                  Plan, for an exercise price equal to the closing sales price of the Common Stock on the OTC Bulletin Board on the date of grant (the "Fair Market Value").

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E-COMMERCE AND
STREAMING MEDIA
AGREEMENTS:       Standard will cause all radio stations owned by it now or
                  during the three years following the Effective Date (the
                  "Standard Stations") to become network associates in the Global Media Network for private label e-commerce and in the Global Media Broadcast Network for streaming media. Standard and each Standard Station will enter into a mutually acceptable co-marketing and sale agreement (the "Network
                  Associate Agreement") for a term of three years.  Global
                  Media will not charge any set-up fee for installing Global
                  Media's private-label e-commerce solution or its streaming media solution on the web sites of the existing Standard
                  Stations and of up to 12 additional stations controlled by Standard. Under the Network Associate Agreements, Global
                  Media will pay to Standard 60% of the gross margin on all sales made through each Standard Station's web site. "Gross margin" means the sales price of products sold through each Standard Station's web site, less applicable taxes and Global Media's actual, direct cost of goods sold with respect to such products. In addition, for the first year after the Effective Date, Standard will pay to Global a fee equal to Global Media's cost of providing streaming media services to each of the Standard Stations. For the remaining two years of the term, Standard will pay Global a fee equal to the greater of (a) Global Media's cost of providing streaming media services to the Standard Stations, or (b) 75% of the lowest streaming media fee charged by Global Media to any other broadcast network associate.

FIRST MOVER
STATUS: Global Media will not commercially launch any new features, developments or components of Global Media's e-commerce or streaming media solutions, that are logically implemented on a station-by-station basis, on the web sites of any other of its network associates that are located in Canada, unless and until such developments have been first made commercially available for one month on the web sites of the stations controlled by Standard located in Canada. In addition, Global Media will agree to obtain Standard's approval before entering into any network associate agreements with radio stations located in Canada which are direct competitors of Standard in the same programming genre and broadcast range as the stations controlled by Standard in Canada.

CONSULTING
AGREEMENTS:       Global Media and each of the six general managers of the
                  Standard Stations, Standard's national program director and the general manager of Standard's syndication division
                  (collectively, the "Consultants") will enter into a mutually-acceptable consulting agreement. In that consulting agreement, each Consultant will agree to serve on an ad hoc advisory committee to review and provide customer-centric feedback on features of Global Media's e-commerce and broadcasting systems, particularly new developments prior to their commercial implementation. In such capacity, each Consultant will make him or herself reasonably available on an as-

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                  needed basis to review and consult with Global Media on
                  such features. In addition, during the year following the Closing, each Consultant will agree to attend, either in person or telephonically, up to six meetings of the ad hoc committee with representatives of Global Media. It is expected that three meetings will occur during the first quarter following the Closing, with one meeting per quarter thereafter. In addition to service on the ad hoc committee, each Consultant will (a) assist Global Media in promoting the Global Media Network and the Global Media Broadcast Network to potential network associates, (b) introduce Global Media representatives to the Consultants' contacts in the radio industry who are or may know potential network associates, and (c) facilitate the successful consummation of agreements with potential network associates whom the Consultants have introduced to Global Media. In exchange for such services, Global Media will grant each Consultant options to purchase up to a maximum of 20,000 shares of Global Media's common stock, pursuant to its 1999 Stock Option Plan. Such options will vest as follows:

                  (1) 1,500 options per meeting of the ad hoc advisory committee actually attended;

                  (2)      1,000 options per Prospect, as defined
                           below, for each personal introduction to the decision maker at that Prospect; and

                  (3) 1,500 additional options per Prospect with whom Global Media has successfully closed any network associate agreements.

                  Options will be exercisable only to the extent vested in accordance with the terms above.

                  "Prospect" means an entity that owns or operates radio stations that the Consultant believes in good faith will be interested in subscribing to the Global Media E-Commerce Network and/or the Global Media Broadcast Network, where Global Media does not have a then-existing relationship with or contact at such entity or its constituent radio stations.

                  These options will be have an exercise price equal to the Fair Market Value of the shares underlying the options and will be granted pursuant to Global
                  Media's 1999 Stock Option Plan.

CONFIDENTIALITY:  Except as provided below, the parties agree to keep this Term
                  Sheet and its contents confidential and not to distribute it to, or discuss it with, any third party (other than their respective legal, financial or accounting advisors, who will be informed of the confidential nature of this document), without the prior written consent of the other party. Following execution of this Term Sheet, Global Media may prepare a press release with respect to the Strategic Relationship and submit it to Standard for its review and approval, which will not be withheld unreasonably. Global Media may,

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                  without Standard's prior consent, disclose this
                  Term Sheet and its contents, as well as the definitive agreements with respect to the Strategic Relationship, in its filings with the U.S. Securities and Exchange Commission.

EFFECT OF
TERM SHEET:       This Term Sheet is a binding agreement of the
                  parties to enter into definitive documents effecting the Strategic Relationship pursuant to the terms of this Term Sheet, subject to the parties' negotiation of a mutually acceptable form of Network Associate
                  Agreement. Standard has no rights as a shareholder of Global Media until consummation of the Closing.

GENERAL
PROVISIONS:       This Term Sheet supersedes any prior discussions concerning the Investment or the Strategic Relationship and will be governed by and construed under Nevada law. Time is of the essence of each and every term, covenant and condition of this Term Sheet. The parties are each responsible for their own expenses incurred in connection with the negotiation, preparation, execution and delivery of this Term
                  Sheet and the definitive documents evidencing the Investment and the Strategic Relationship. All such documents will be drafted by Davis Wright Tremaine LLP, counsel for Global
                  Media. Standard acknowledges that it has had the opportunity to seek the advice of independent legal counsel with regard to this Term Sheet. This Term Sheet may be executed in two or more counterparts, all of which will constitute but one and the same instrument.


Executed as of the first date written above.

GLOBAL MEDIA CORP.

By:      /S/ L. James Porter
         -------------------
Name:    L. James Porter
         ---------------
Title:   Chief Financial Officer
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STANDARD RADIO INC.

By:      /S/ David Coriat
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Name:    David Coriat
         ------------
Title:   Exec. VP
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